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EXHIBIT 23.1      CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Annual Report on Form 10-KSB of Rainwire Partners, Inc. of our report dated April 28, 2002, included in the Annual Report to Stockholders of Armitec, Inc. as of December 31, 2001.

/s/ Braverman & Company, P.C.
Certified Public Accountants
Prescott, Arizona
May 10, 2002